INVESTMENT COMPANY BLANKET BOND - SUMMARY PREMIUM ALLOCATION 9/1/2013 - 9/1/2014

Premium for $25,000,000	47,475.00
Allocation: 12.5% VPD	5,934.38
12.5% VFS	5,934.38
26% Investment Advisors	12,343.50	[SEE BELOW]
1% VP	474.75
48% Mutual Funds	22,788.00	[SEE DISTRIBUTION BELOW]

FUND	Gross Assets as of 8-31-2013	% of Total	Allocated Premium
Virtus Equity Trust	2,593,136,637.11	0.060064697	1,368.75
Virtus Insight Trust	9,910,356,390.74	0.229553099	5,231.06
Virtus Opportunities Trust	23,052,768,489.63	0.533970145	12,168.11
Virtus Variable Insurance Trust	1,246,587,242.05	0.028874639	658.00
Virtus Total Return Fund	173,332,801.43	0.004014899	91.49
Virtus Global Multi-sector Income Fund	302,223,154.64	0.00700038	159.52
Duff & Phelps Utility and Corporate Bond Trust, Inc.	494,468,643.00	0.011453353	261.00
DNP Select Income Fund, Inc.	3,353,649,768.00	0.077680425	1,770.18
DTF Tax Free Income, Inc.	195,116,350.00	0.00451947	102.99
Duff & Phelps Global Utility Income Fund Inc.	1,031,975,909.73	0.023903607	544.72
The Zweig Fund, Inc.	325,094,614.82	0.007530151	171.60
The Zweig Total Return Fund, Inc.	493,682,100.76	0.011435134	260.58

	43,172,392,101.91	1.00	22,788.00

Investment Advisor	Fund Gross Assets by Adviser as of 8-31-2013	% of Total	Allocated Premium
Virtus Investment Advisers, Inc..	12,268,435,049.06	0.284173	3,507.69
Duff & Phelps Investment Management Co.	6,791,391,607.90	0.157309	1,941.74
Euclid Advisors LLC	10,238,693,425.59	0.237158	2,927.36
Euclid - International	108,895,651.63	0.002522	31.13
Kayne Anderson Rudnick Investment Management	1,700,180,818.75	0.039381	486.10
Newfound Investments	3,676,793.50	0.000085	1.05
Newfleet Asset Management, LLC	11,240,761,608.08	0.260369	3,213.87
Rampart	1,580,431.82	0.000037	0.45
Zweig Advisors LLC	818,776,715.58	0.018965	234.10

TOTAL	43,172,392,101.91	100.00%	12,343.50